UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934


                       Collateral Therapeutics, Inc.
         ---------------------------------------------------------
                              (Name of Issuer)



                                Common Stock
         ---------------------------------------------------------
                       (Title of Class of Securities)


                                193921 10 3
         ---------------------------------------------------------
                               (CUSIP Number)


                               June 24, 1998
         ---------------------------------------------------------
          (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

    [ ] Rule 13d-1(b)

    [ ] Rule 13d-1(c)

    [X] Rule 13d-1(d)

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CUSIP No. 193921 10 3               13G                    Page 2 of 5 Pages


--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

       Schering Berlin Venture Corporation
          22-3265060

--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]
--------------------------------------------------------------------------------
   3.  SEC USE ONLY

--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES              1,584,676
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH               - 0 -
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH               1,584,676
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                         - 0 -
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,584,676
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          Not Applicable
--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          15.0%
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

          CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

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Item 1.

     (a) Name of Issuer:  Collateral Therapeutics, Inc.

     (b) Address of Issuer's Principal Executive Offices:
               9360 Towne Centre Drive, San Diego, CA 92121

Item 2.

     (a) Name of Person Filing: Schering Berlin Venture Corp.

     (b) Address of Principal business Office or, if none, Residence:
               110 East Hanover Avenue, Cedar Knolls, NJ 07929

     (c) Citizenship: Delaware

     (d) Title of Class of Securities: Common Stock, par value $0.001.

     (e) CUSIP Number: 193921 10 3


Item 3.

     Not applicable.  This Schedule 13G was filed pursuant to Rule 13d-1(d).


Item 4.  Ownership

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned: 1,584,676 shares of Common Stock.

     (b) Percent of class: 15.0%.

     (c) Number of shares as to which the person has:

         (i)    Sole power to vote or to direct the vote: 1,584,676.

         (ii)   Shared power to vote or to direct the vote: 0.

         (iii)  Sole power to dispose or to direct the disposition of:
                    1,584,676.

         (iv) Shared power to dispose or to direct the disposition of: 0.


Item 5.  Ownership of Five Percent or Less of a Class

     Not Applicable


Item 6.  Ownership of More than Five Percent on Behalf of Another Person

     Not Applicable


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

     Not Applicable

Item 8.  Identification and Classification of Members of the Group

     Not Applicable

Item 9.  Notice of Dissolution of Group

     Not Applicable

Item 10. Certification

     Not Applicable

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                                 SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                   ---------------------------------------
                                                      Date


                                   ---------------------------------------
                                                    Signature


                                   ---------------------------------------
                                        Robert A. Chabora/Secretary
                                                   Name/Title



Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)